
CONSOLIDATED PRO FORMA STATEMENTS OF INCOME                       U S WEST, INC.
NORMALIZED RESULTS
(UNAUDITED)
                                        Quarter Ended December 31,
In millions except    Reported One Time NormalizReportedRegulatoryNormalized   %
per share amounts       1998   Charge (1  1998    1997   Accrual     1997    Change
--------------------  ----------------------------------------- ------------- ------

OPERATING REVENUES
 Local service          1,408       -     1,408   1,277        86  $  1,363     3.3
 Interstate access        714       -       714     638        25       663     7.7
 Intrastate access        206       -       206     153        68       221    (6.8)
 Long distance            184       -       184     164        51       215   (14.4)
 Directory services       342       -       342     318       -         318     7.5
 Other services           350       -       350     272       -         272    28.7
                       -------- -------- ------- ------- --------- ----------
Total operating revenu  3,204       -     3,204   2,822       230     3,052     5.0
                       -------- -------- ------- ------- --------- ----------
OPERATING EXPENSES
 Employee-related       1,133       -     1,133   1,038       -       1,038     9.2
 Other operating          648       -       648     642       -         642     0.9
 Taxes other than
  income tax               98       -        98     108       -         108    (9.3)
 Depreciation & amort     574       -       574     547       -         547     4.9
                       -------- -------- ------- ------- --------- ----------
Total operating expens  2,453       -     2,453   2,335       -       2,335     5.1
                       -------- -------- ------- ------- --------- ----------

Operating income          751       -       751     487       230       717     4.7

 Interest expense         165       -       165     167       -         167    (1.2)
 Gains on rural sales     -         -       -       -         -         -
 Gain on Bellcore         -         -       -        53       -          53  (100.0)
 Other expense             10       -        10      21       (20)        1   900.0
                       -------- -------- ------- ------- --------- ----------
Income before income taxes
 and extraordinary ite    576       -       576     352       250       602    (4.3)

Income Tax Provision      208       -       208     125        98       223    (6.7)
                       -------- -------- ------- ------- --------- ----------
Income before
 extraordinary item       368       -       368     227       152       379    (2.9)

Extraordinary item        -         -       -       -         -         -
                       -------- -------- ------- ------- --------- ----------
NET INCOME                368       -       368     227       152       379    (2.9)

Adjustment to normalize
 net income               -         -       -       (32)      -         (32) (100.0)

PRO FORMA NORMALIZED   -------- -------- ------- ------- --------- ----------
 NET INCOME               368       -       368     195       152  $    347     6.1
                      =========================================== =========
Diluted Average Shares
 Outstanding            508.0     508.0   508.0   503.7     503.7     503.7

Diluted EPS              0.73       -      0.73    0.39      0.30  $   0.69     5.8

<F1>
(1)  Separation expense and asset impairment.

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